Exhibit 99.1

electroCore Announces Second Quarter 2025 Financial Results

Net sales of $7.4 million increased 20% vs. Q2’2024; YTD net sales of $14.1 million increased 22% vs. first half of 2024

Cash, cash equivalents, restricted cash, and marketable securities of $7.4 million as of June 30, 2025

Company to host a conference call and webcast today, August 6, 2025 at 4:30 p.m. EDT

ROCKAWAY, NJ, August 6, 2025 (GLOBE NEWSWIRE) – electroCore, Inc. (Nasdaq: ECOR) (“electroCore” or the “Company”), a commercial-stage bioelectronic technology company, today announced financial results for the three and six months ended June 30, 2025.

Recent Highlights

●	Record revenue for Q2’2025 of $7.4 million, a 20% increase over Q2’2024
●	Year-to-Date revenue of $14.1 million, a 22% increase compared to the first half of 2024
●	Cash, cash equivalents, restricted cash, and marketable securities of $7.4 million as of June 30, 2025
●	Raised net proceeds of approximately $7.2 million through a term debt facility

“The Veterans Administration market returned to normalized growth in the second quarter, validating our confidence in the long-term relevance of our solutions for the VA market and enabling a record revenue quarter and 20% growth” commented Dan Goldberger, CEO of electroCore, Inc. “We significantly reduced our cash used to approximately $614,000 in the second quarter of 2025 and successfully closed the NeuroMetrix, Inc. (“NURO) acquisition with the NURO integration completed ahead of schedule.”

Second Quarter 2025 Financial Results and Select Guidance

For the three months ended June 30, 2025, electroCore’s net sales totaled $7.4 million compared to $6.1 million in the same period of 2024, a 20% year-over-year increase. The $1.2 million increase was driven primarily by higher sales of prescription (Rx) products sold into the United States Department of Veterans Affairs (VA), and growth in the Company’s nonprescription general wellness products, TruvagaTM and TAC-STIM.

(in thousands)	Three months ended June 30,		% Change	Six months ended June 30,		% Change
Channel	2025	2024		2025	2024
Rx gammaCore – VA	$5,185	$4,572	13%	$9,906	$8,447	17%
Rx gammaCore – U.S. Commercial	394	476	-17%	683	909	-25%
Rx Quell – VA	114	-	NA	114	-	NA
Quell – Commercial	48	-	NA	48	-	NA
Outside the United States	465	464	-	978	913	7%
Truvaga™	994	572	74%	2,100	957	120%
Total Before TAC-STIM™	7,200	6,084	18%	13,829	11,226	23%
TAC-STIM	181	55	229%	271	356	-24%
Total Net Sales	$7,381	$6,139	20%	$14,100	$11,582	22%

Gross profit in the three months ended June 30, 2025 was $6.4 million, or 87% gross margin, as compared to $5.3 million, or 86% gross margin for the three months ended June 30, 2024.

Total operating expenses in the three months ended June 30, 2025 were approximately $9.9 million as compared to $7.9 million in the three months ended June 30, 2024.

Research and development expense in the second quarter of 2025 was $511,000, as compared to $635,000 in the second quarter of 2024. This decrease was primarily due to reduced development costs in the three months ended June 30, 2025, as compared to the three months ended June 30, 2024. For the remainder of 2025, the Company expects its research and development expense to be higher than the comparable periods in 2024.

Selling, general and administrative expense was $9.4 million in the three months ended June 30, 2025 as compared to $7.3 million in the three months ended June 30, 2024. This increase was primarily due to the greater investment in selling and marketing costs consistent with the increase in sales, $548,000 of bad debt expense associated with a TAC-STIM receivable, increased expenses associated with professional fees, and increased rent expense associated with a lease expansion. For the remainder of 2025, the Company plans on continuing to make targeted investments in sales and marketing to support its commercial efforts, particularly around sales and marketing efforts across all major U.S. channels.

Total other expense was $165,000 for the three months ended June 30, 2025, which consisted primarily of non-recurring expenses, including professional fees in connection with the NURO acquisition, as compared to total other expense of $64,000 for the three months ended June 30, 2024, which consisted primarily of a one-time expense associated with termination of an agreement.

GAAP net loss in the second quarter of 2025 was $3.7 million, or a loss of $0.44 per share, as compared to GAAP net loss of $2.7 million net loss, or a loss of $0.38 per share, in the second quarter of 2024. The increase in GAAP net loss is primarily attributable to an increase in selling, general and administrative expense, offset by an increase in gross profit.

Adjusted EBITDA net loss in the second quarter of 2025 was $2.4 million as compared to adjusted EBITDA net loss of $1.9 million in the second quarter of 2024.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

Cash, cash equivalents, restricted cash and marketable securities at June 30, 2025 totaled approximately $7.4 million, as compared to approximately $12.2 million as of December 31, 2024. On August 4, 2025, the Company raised net proceeds of approximately $7.2 million through a term debt facility.

Full Year 2025 Outlook

For the full year of 2025, the Company expects total revenue to be approximately $30.0 million and net cash usage for the remainder of the year to be between approximately $3.9 and $4.4 million.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today, August 6, 2025, beginning at 4:30 PM EDT. Investors must register at the following link to receive login credentials and be able to ask questions on the call: Q2 2025 Financial Results Weblink.

Attendees who prefer to participate in “Listen Only” mode may dial in as follows:

Dial In: +1 646 931-3860

Webinar ID: 843 8084 9004

Passcode: 049555

Additional dial-in numbers can be found here: Additional ECOR Q2 2025 Dial In Numbers

An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. and its subsidiaries (“electroCore” or the “Company”) is a commercial stage bioelectronic technology company whose mission is to improve health and quality of life through innovative non-invasive bioelectronic technologies. The Company’s two leading prescription products to treat chronic pain syndromes through non-invasive neuromodulation technology are gammaCore non-invasive vagus nerve stimulation, or nVNS, and the Quell® neurostimulator. Additionally, the Company commercializes its TruvagaTM products, handheld, and personal use nVNS products utilizing bioelectronic technologies, to promote general wellness and human performance.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its prescription gammaCore product, general wellness Truvaga and TAC-STIM products, Quell products, and other potential new products and markets, revenue and net cash usage guidance for the full year 2025, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore, TAC-STIM, and Truvaga, Quell, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$7,381	$6,139	$14,100	$11,582
Cost of goods sold	939	838	1,952	1,726
Gross profit	6,442	5,301	12,148	9,856
Operating expenses
Research and development	511	635	1,153	1,034
Selling, general and administrative	9,437	7,257	18,323	15,262
Total operating expenses	9,948	7,892	19,476	16,296
Loss from operations	(3,506)	(2,591)	(7,328)	(6,440)
Other (income) expense
Interest and other income	(68)	(55)	(151)	(280)
Other expense	233	119	397	123
Total other expense (income)	165	64	246	(157)
Loss before income taxes	(3,671)	(2,655)	(7,574)	(6,283)
Benefit from income taxes	-	-	48	122
Net loss	$(3,671)	$(2,655)	$(7,526)	$(6,161)
Net loss per share of common stock – Basic and Diluted	(0.44)	(0.38)	(0.91)	(0.90)
Weighted average common shares outstanding – Basic and Diluted (see Note 12)	8,316	7,046	8,302	6,831

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$3,373	$3,450
Restricted cash	$250	$250
Marketable securities	$3,772	$8,519
Total assets	$14,559	$20,471
Current liabilities	$9,618	$9,152
Total liabilities	$13,446	$12,927
Total equity	$1,113	$7,544

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NeuroMetrix, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2025	2024	2025	2024
GAAP net loss	$(3,671)	$(2,655)	$(7,526)	$(6,161)
Depreciation and amortization	124	201	276	407
Stock-based compensation	506	472	1,045	956
Inventory reserve change	(55)	-	(143)	-
Severance and other related charges	-	-	180	-
Reserve for Bad Debt charge	548	-	548	-
Interest and other (income) expense	(62)	66	(145)	(86)
Benefit/expense from income taxes	-	-	(48)	(122)
Non-recurring one-time charges	232	-	377	-
Adjusted EBITDA net loss	$(2,378)	$(1,916)	$(5,436)	$(5,006)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.